EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

AMONG

MIMEDX, INC.

MMX ACQUISITION CORP.

AND

ALYNX, CO.

DATED AS OF

JANUARY 29, 2008

ARTICLE I. ADOPTION OF AGREEMENT		6

1.1	The Merger	6
1.2	Effective Date and Time of Merger	6
1.3	Surviving Corporation	7
1.4	Effect of Merger	7
1.5	Articles of Incorporation of Surviving Corporation	7
1.6	Bylaws of Surviving Corporation	7
1.7	Directors and Officers of Surviving Corporation	7

ARTICLE II. PLAN OF MERGER		7

2.1	Conversion	7
2.2	Reservation of Shares for Target Warrants and Target Options	10
2.3	Dissenter Shareholders	10
2.4	Conversion of Shares of Target Stock	11
2.5	Notice of Change in Terms of Target Warrants and Options	12
2.6	Restricted Stock	12

ARTICLE III. CLOSING		12

3.1	Closing Date	12
3.2	Execution of Merger Documents	12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TARGET		12

4.1	Due Incorporation; Foreign Qualification	13
4.2	Due Authorization	13
4.3	Consents; Non-Contravention.	13
4.4	Capitalization	14
4.5	Financial Statements	14
4.6	No Adverse Effect	15
4.7	Liabilities	15
4.8	Contracts	15
4.9	Tax Matters	15
4.10	Reorganization Treatment	17
4.11	Environmental	17
4.12	Litigation	17
4.13	Conflict of Interest	18
4.14	Compliance with Laws	18
4.15	Broker Fees	18
4.16	Board Approval	18
4.17	Target Party Disclosure Documents	18
4.18	Full Disclosure	19
4.19	Title to Properties	19

ARTICLE V. REPRESENTATIONS OF ALYNX AND MERGER SUB		19

5.1	Due Incorporation; Foreign Qualification	19

5.2	Due Authorization	20
5.3	Non-Contravention	20
5.4	Capitalization	21
5.5	Financial Statements	21
5.6	No Adverse Effect	22
5.7	Title to Properties	22
5.8	Liabilities	22
5.9	Contracts	22
5.10	Insurance	22
5.11	Employee Benefit Plans	22
5.12	Tax Matters	22
5.13	Reorganization Treatment	24
5.14	Environmental	25
5.15	Litigation	25
5.16	Conflict of Interest	25
5.17	Bank Accounts	25
5.18	Compliance with Laws	25
5.19	Broker Fees	25
5.20	Board Approval	26
5.21	SEC Filings	26
5.22	Takeover Restrictions	26
5.23	Officer, Director and Promoter’s Information	26
5.24	Full Disclosure	27

ARTICLE VI. COVENANTS		27

6.1	Implementing Agreement	27
6.2	Access to Information and Facilities; Confidentiality	27
6.3	Preservation of Business	27
6.4	Certain Notices	29
6.5	Blue Sky Compliance	29
6.6	Post-Merger Board Composition and Officers	29
6.7	Issuance of Shares as Finder’s Fee	29
6.8	Consents and Approvals	29
6.9	Maintenance of Insurance	30
6.10	No Other Negotiations	30
6.11	Shareholder Meeting	30
6.12	Schedules	30
6.13	Supplemental Information	30
6.14	Tax-Free Reorganization Treatment	31
6.15	Compliance with Rule 14f-1	31
6.16	Registration Rights Agreement	31

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF ALYNX		31

7.1	Representations and Warranties	31
7.2	Compliance with Agreements and Covenants	31
7.3	Consents and Approvals	31

7.4	Documents	32
7.5	No Material Adverse Change	32
7.6	Actions or Proceedings	32
7.7	Target Dissenting Shareholders	32
7.8	Approval of Merger	32
7.9	No Registration	32
7.10	Form 8-K	32

ARTICLE VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET		32

8.1	Representations and Warranties	32
8.2	Compliance with Agreements and Covenants	33
8.3	Shareholder Approval and Other Consents and Approvals	33
8.4	Documents	33
8.5	No Material Adverse Change	33
8.6	Actions or Proceedings	33
8.7	Target Dissenting Shareholders	33
8.8	No Registration	33
8.9	Alynx Indebtedness	33
8.10	Filing of SEC Reports	33
8.11	No Shareholder Vote of Alynx Required	33
8.12	Form 8-K	34
8.13	Certificate of Designation	34

ARTICLE IX. DELIVERIES AT CLOSING		34

9.1	Target Closing Deliveries	34
9.2	Alynx Closing Deliveries	34

ARTICLE X. TERMINATION		35

10.1	Merger Agreement Termination	35
10.2	Effect of Termination	36

ARTICLE XI. MISCELLANEOUS		37

11.1	Certain Definitions	37
11.2	Other Definitions	39
11.3	Expenses	40
11.4	Amendment	40
11.5	Non-Survival of Representation and Warranty Breach	40
11.6	Press Release; Public Announcements	40
11.7	Notices	40
11.8	Waivers	41
11.9	Interpretation	41
11.10	Applicable Law	41
11.11	Assignment	42
11.12	No Third Party Beneficiaries	42
11.13	Further Assurances	42

11.14	Severability	42
11.15	Remedies Cumulative	42
11.16	Entire Understanding	42
11.17	Counterparts	42

SCHEDULES AND EXHIBITS

SCHEDULE 4.8
SCHEDULE 4.15
SCHEDULE 5.9
SCHEDULE 5.10
SCHEDULE 5.19
SCHEDULE 6.16

EXHIBIT 1.2
EXHIBIT 2.1(a)
EXHIBIT 6.16

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 29, 2008, by and among MiMedx, Inc., a Florida corporation (the “Target”), Alynx, Co., a Nevada corporation (“Alynx”), and MMX Acquisition Corp., a Florida corporation and wholly-owned subsidiary of Alynx (the “Merger Sub”). Certain capitalized terms used in this Agreement are defined in ARTICLE XI of this Agreement.

W I T N E S S E T H :

WHEREAS, Alynx desires to acquire Target, and Target desires to be acquired by Alynx through the merger of Merger Sub with and into Target, with Target being the surviving entity pursuant to the terms hereinafter set forth (the “Merger”);

WHEREAS, the respective Boards of Directors of Alynx, Merger Sub, and Target have approved and declared advisable the Merger upon the terms and subject to the conditions of this Agreement, and in accordance with Nevada Corporation Law in the case of Alynx and the Florida Business Corporation Act (as amended, the “Florida Act”) in the case of Merger Sub and Target;

WHEREAS, the respective Boards of Directors of Alynx, Merger Sub, and Target have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders, and Alynx, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger, and the holders of Target Stock (as defined below) will hold a meeting to approve this Agreement and the Merger prior to the Closing; and

WHEREAS, Alynx, Merger Sub, and Target each intends, for federal income tax purposes, that the Merger contemplated hereby constitute a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

ADOPTION OF AGREEMENT

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2 herein), in accordance with the relevant provisions of the Florida Act, Merger Sub shall be merged with and into Target, and Target shall be the surviving corporation of the Merger (the “Surviving Corporation”). Upon completion of the Merger, the existence of Merger Sub shall cease at the Effective Time as a consequence of the Merger.

1.2 Effective Date and Time of Merger. Upon the terms and subject to the conditions hereof, as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement, Articles of Merger substantially in the form annexed hereto as EXHIBIT 1.2 (the “Articles of Merger”) shall be executed and delivered to the Department of State of the State of Florida in accordance with Section 607.1105 of the Florida Act (the time of such filing being the “Effective Time”, and the date of such filing being the “Effective Date”).

1.3 Surviving Corporation. Following the Merger, Target shall continue to exist under and be governed by the laws of the State of Florida and shall be the Surviving Corporation.

1.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Florida Act. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Target and the Merger Sub shall vest in the Surviving Corporation.

1.5 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Target, as in effect at the Effective Time, shall continue in full force and effect, and shall be the Articles of Incorporation of the Surviving Corporation.

1.6 Bylaws of Surviving Corporation. The Bylaws of Target, as in effect at the Effective Time, shall continue in full force and effect, and shall be the Bylaws of the Surviving Corporation.

1.7 Directors and Officers of Surviving Corporation. The directors of Target immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Target immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II.

PLAN OF MERGER

2.1 Conversion.

(a) Conversion of Target Stock. Subject to the provisions of Sections 2.1(e), and (f) and Section 2.3 hereof, at the Effective Time:

(i) each share of Common Stock, par value $.0001 per share, of Target (the “Target Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 3.091421 shares of Common Stock, par value $.001 per share, of Alynx (the “Alynx Common Stock”) (such conversion rate is hereinafter referred to as the “Common Conversion Rate”); and

(ii) each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, each par value $.0001 per share, of Target (the “Target Preferred Stock”; and, together with the Target Common Stock, the “Target Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive .20 shares of Series A Preferred Stock, par value $.001 per share of Alynx, having the rights, preferences, and designations set forth on the Certificate of Designation attached hereto as EXHIBIT 2.1(a) and incorporated herein by reference (the “Alynx Preferred Stock” and such conversion rate is hereinafter referred to as the “Preferred Conversion Rate”).

All of the shares of Alynx Common Stock issued pursuant to such conversion (including any shares that would have been issued except for the provisions of Sections 2.1(g) and 2.3), together with (x) all shares of Alynx Common Stock issuable upon exercise of the Target Options and Target Warrants and (y) all shares of Alynx Common Stock issuable upon conversion of the Alynx Preferred Stock, shall equal, as near as practicable, approximately ninety-seven percent (97%) of Alynx’s issued and outstanding shares of Common Stock immediately after the Effective Time, calculated without regard to any limitation in the number of shares of Alynx Common Stock authorized by its Articles of Incorporation.

All converted shares of Target Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such converted shares shall thereafter represent the right to receive a certificate (or electronic register) representing that number of shares of Alynx Common Stock or Alynx Preferred Stock (collectively “Alynx Stock”) into which such shares of Target Stock were converted in the Merger pursuant to this Agreement.

(b) Conversion of Target Warrants. At the Effective Time, each issued and outstanding warrant to purchase shares of capital stock of Target at the Effective Time (the “Target Warrants”), by virtue of the terms thereof and the Merger and without further action, shall be assumed by Alynx and modified so that, in lieu of having the right to acquire such shares of capital stock of Target on exercise of the applicable Target Warrant, the holders thereof shall have the right to acquire that number of shares of Alynx Common Stock equal to (i) that number of shares of Target Stock as have been set forth in the applicable Target Warrant, multiplied by (ii) the Common Conversion Rate. The per share exercise price for the shares of Alynx Common Stock issuable upon exercise of each such assumed Target Warrant shall be equal to the quotient determined by dividing (x) the exercise price per share of Target Stock at which such Target Warrant was exercisable immediately prior to the Effective Time by (y) the Common Conversion Rate, rounded up to the nearest whole cent.

(c) Conversion of Target Options. At the Effective Time, all unexercised and unexpired options to purchase shares of Target Stock then outstanding under any stock option plan of Target at the Effective Time, including the MiMedx, Inc. 2006 Stock Incentive Plan, the MiMedx, Inc. Assumed 2005 Stock Incentive Plan (formerly the SpineMedica Corp. 2005 Stock Incentive Plan), and the MiMedx, Inc. Assumed 2007 Stock Incentive Plan (formerly the SpineMedica Corp. 2007 Stock Incentive Plan), or any other plan, agreement, or arrangement (the “Target Stock Option Plans”), whether or not then exercisable (the “Target Options”), shall be assumed by Alynx. Each Target Option so assumed by Alynx under this Agreement shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable Target Stock Option Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby)), except that: (i) each Target Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Alynx Common Stock equal to (A) the number of shares of Target

Stock issuable upon the exercise of such Target Option immediately prior to the Effective Time, multiplied by (B) the Common Conversion Rate; and (ii) the per share exercise price for the shares of Alynx Common Stock issuable upon exercise of each such assumed Target Option shall be equal to the quotient determined by dividing (X) the exercise price per share of Target Stock at which such Target Option was exercisable immediately prior to the Effective Time by (Y) the Common Conversion Rate, rounded up to the nearest whole cent. The conversion of any Target Options which are “incentive stock options” within the meaning of Section 422 of the Code into options to purchase Alynx Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Target Options within the meaning of Section 424 of the Code. Continuous employment with Target or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Target Options after the Effective Time.

(d) Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one (1) newly and validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(e) Equitable Adjustments. If during the period between the date of this Agreement and the Effective Time the outstanding shares of Alynx Stock or Target Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Conversion Rate shall be correspondingly and equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(f) Fractional Shares. As a result of the application of the Common Conversion Rate, the holders of Target Common Stock will receive fractional shares of Alynx Common Stock in connection with the Merger. It is contemplated that after the Merger, and subject to the approval of the shareholders of Alynx, Alynx will accomplish a reverse stock split (the “Proposed Stock Split”), which shall eliminate such fractional shares and result in the current holders of Target Common Stock owning the same number of shares of Alynx Common Stock as such shareholder owned in the Target immediately prior to the Merger.

(g) Cash Consideration in Limited Circumstances. After the Effective Time, each share of capital stock which previously represented an outstanding share of Target Stock, and which is held by (i) an “accredited investor” (as defined in Rule 501 of Regulation D, promulgated by the SEC under the Securities Act) or (ii) a person who does not qualify as an accredited investor, but who, either alone or together with such person’s purchaser representative, has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of an investment in Alynx Stock and can bear the economic risk of such an investment, shall be converted into the right to receive Alynx Stock as provided in Section 2.1(a). Notwithstanding anything herein to the contrary, if a former holder of Target Stock does not demonstrate to Alynx, in its sole discretion, that such person meets one of the two tests provided for in clauses (i) and (ii) in the preceding sentence, Alynx may elect, in its sole discretion, to cause the Surviving Corporation to pay the fair market value as of the Effective Time, as determined in the reasonable discretion of the Board of

Directors of Alynx, for each share of Target Stock previously held by that person (each, a “Target Non-Accredited Shareholder”) in lieu of Alynx Stock.

(h) Cash Dividend to Alynx.

(i) Immediately following the Effective Time, Target will pay a cash dividend in the amount of $250,000 to Alynx, which funds will be used as follows:

(x) first, to the payment in full of the convertible promissory notes (the “Convertible Promissory Notes”) in the aggregate amount of $10,000, plus interest and any fees or penalties;

(y) then, to the payment in full of the promissory notes to the president of Alynx and the payment of all other outstanding payables, liabilities and expenses of Alynx, including all expenses incurred in connection with the Merger and the transactions contemplated by this Agreement; and

(z) the remainder shall be paid to Ken Edwards as full consideration for the redemption and cancellation of 20,000,000 shares of Alynx Common Stock.

(ii) Immediately following the Effective Time, Target shall cause to be deposited into the client trust account of counsel for Alynx the $250,000 cash dividend referenced in Section 2.1(h)(i) above with irrevocable instructions mutually agreeable to Alynx and Target to distribute such funds as provided in Sections 2.1(h)(i)(x), 2.1(h)(i)(y), and 2.1(h)(i)(z) above.

(i) Assumption of Registration Rights Agreement. At the Effective Time, Alynx shall assume and agree to satisfy, discharge and perform in due course all of Target’s obligations under the Amended and Restated Registration Rights Agreement dated July 23, 2007 by and between the Target and the holders of the Target Preferred Stock.

2.2 Reservation of Shares for Target Warrants and Target Options. Alynx shall retain and reserve that number of authorized but unissued shares of Alynx Common Stock that shall be issuable upon the exercise of the Target Warrants and the Target Options at any given time until their respective exercise, conversion, or termination, as applicable, subject to the maximum number of shares authorized to be issued by Alynx.

2.3 Dissenter Shareholders. Any holder of shares of Target Stock issued and outstanding immediately prior to the Effective Time, with respect to which dissenters’ rights, if any, are available by reason of the Merger pursuant to Section 607.1302 of the Florida Act, who has not voted in favor of the Merger or consented thereto in writing and who complies with the requirements of Section 607.1300 et seq. of the Florida Act (the “Target Dissenting Shares”) shall not be entitled to receive any Alynx Stock pursuant to this ARTICLE II, unless such holder (the “Target Dissenting Shareholder(s)”) fails to perfect, effectively withdraws or loses its dissenters’ rights under the Florida Act. Each Target Dissenting Shareholder shall be entitled to receive only such rights as are granted under Section 607.1300 et seq. of the Florida

Act. If any Target Dissenting Shareholder fails to perfect, effectively withdraws or loses such dissenters’ rights under the Florida Act, such holder shall no longer be deemed a Target Dissenting Shareholder and such holder’s Target Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive that class and number of shares of Alynx Stock to which such shares of Target Stock are entitled pursuant to this ARTICLE II, in each case without interest. Prior to the Effective Time, Target shall give Alynx prompt notice of any written demands for appraisal pursuant to Section 607.1321 of the Florida Act received by Target, withdrawals of any such written demands and any other documents or instruments received by Target in connection therewith. Prior to the Effective Time, Target shall not, except with the prior written consent of Alynx, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments made with respect to Target Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property shall be provided by Target, Alynx or Merger Sub for such payment.

2.4 Conversion of Shares of Target Stock. The manner of converting shares of Target Stock into shares of Alynx Stock in accordance with ARTICLE II above shall be as follows:

(a) From and after the Effective Time, Alynx (either directly or through its transfer agent) shall act as exchange agent in effecting the conversion of certificates representing shares of Target Stock pursuant to Section 2.1(a) hereof. Alynx will record and maintain an electronic register of the shares of Alynx Stock issued to each holder of shares of Target Stock other than a Target Dissenting Shareholder or a Target Non-Accredited Shareholder (each, a “Participating Shareholder”) in connection with the Merger. After the Proposed Stock Split is completed, or at such earlier time as the Alynx Stock issued in the Merger may be freely sold under applicable securities laws, Alynx (either directly or through its transfer agent) shall cause certificates representing shares of Alynx Stock to be distributed to each Participating Shareholder who has surrendered to Alynx certificates which prior to the Effective Time represented shares of Target Stock, all in accordance with the provisions of this ARTICLE II. Upon the surrender by Participating Shareholders, the certificates which prior to the Effective Time represented outstanding shares of Target Stock shall forthwith be canceled. Until so surrendered and exchanged, each such certificate representing shares of Target Stock shall be deemed for all purposes to evidence only a right to receive shares of Alynx Stock as provided herein, and the holders of such certificates after the Effective Time shall no longer be deemed for any purpose to be holders of shares of Target Stock or the Surviving Corporation.

(b) Participating Shareholders shall, for all purposes (except for the payment of possible dividends or other distributions by Alynx which shall be withheld until the exchange of certificates pursuant to Section 2.4(a) hereof), be deemed to be shareholders of Alynx, as of the Effective Time, irrespective of whether they have received their certificates representing shares of Alynx Stock.

(c) Promptly after the Effective Time, Alynx (either directly or through its transfer agent), on behalf of the Surviving Corporation and Alynx, shall cause to be mailed to each holder of record of certificates which immediately prior to the Effective Time represented shares of Target Stock a form of letter of transmittal and instructions for use in surrendering such certificates and (i) with respect to a Participating Shareholder, receiving certificates representing shares of Alynx Stock, or (ii) with respect to a Target Non-Accredited Shareholder or a Target Dissenting Shareholder, receiving such consideration as provided for in Section 2.1(g) and 2.3, respectively.

2.5 Notice of Change in Terms of Target Warrants and Options. Promptly after the Effective Time, Alynx shall mail to each holder of Target Warrants and Target Options a notice of the terms of their respective securities as a result of the Merger.

2.6 Restricted Stock. The Alynx Stock to be issued pursuant to the Merger shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Alynx Stock to be issued pursuant to the Merger shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF THE COMPANY’S LEGAL COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE III.

CLOSING

3.1 Closing Date. Immediately following the Effective Time, the closing of the Merger and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, 1201 West Peachtree Street, Suite 3500, Atlanta, Georgia 30309 at 5:00 p.m., eastern time, on February 8, 2008 or as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement, or such other date, time and place as each of the parties hereto may otherwise agree in writing (the “Closing Date”).

3.2 Execution of Merger Documents. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger, together with any required, related certificates, with the Department of State of the State of Florida, in such form as required by, and executed in accordance with the relevant provisions of, the Florida Act. The Merger shall be effective as of the Effective Time.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Alynx that all of the statements contained in this ARTICLE IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date)

except, in each case, as (a) set forth in the schedules attached to this Agreement (the “Disclosure Schedules”); or (b) as otherwise provided in this Agreement. For purposes of the representations and warranties of Target contained in this ARTICLE IV, disclosure in any section of the Disclosure Schedules of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Target calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedules that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedules by Target shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

4.1 Due Incorporation; Foreign Qualification.

(a) Target is a corporation and SpineMedica is a limited liability company, each duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted. To the Knowledge of Target, each Target Party is qualified or licensed to do business and is in good standing as a foreign company in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Target Material Adverse Effect. True, correct and complete copies of the Articles of Incorporation and Bylaws or other applicable organizational documentation of each of the Target Parties, each as amended or restated as of the date hereof, have been, or prior to the Closing Date shall have been, delivered to Alynx. Except for the ownership by Target of all of the membership interests in SpineMedica, neither of the Target Parties has any wholly or partially owned subsidiaries, or owns any economic, voting or management interests in any other Person.

4.2 Due Authorization. Subject to the Shareholder Approval, Target has full power and authority to enter into this Agreement, the Articles of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Target of this Agreement have been duly and validly approved and authorized by the Board of Directors of Target, and, other than the Shareholder Approval, no other actions or proceedings on the part of Target are necessary to authorize this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby. Target has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Consents; Non-Contravention.

(a) Except for the filing of the Articles of Merger with the appropriate authorities pursuant to the Florida Act, filings required by applicable federal and state securities laws, and the requirement to obtain Shareholder Approval, no permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by Target of this Agreement or the Articles of Merger, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation by Alynx following the Effective Time of the respective businesses currently conducted by the Target Parties.

(b) Except as would not result in a Target Material Adverse Effect, the execution, delivery and performance by Target of this Agreement and the Articles of Merger do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any Target Material Contract; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of any Target Party under any Contract to which any Target Party is a party or by which any Target Party or any of their respective assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of any Target Party or indebtedness secured by any Target Party’s assets or properties; (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Target; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of any Target Party except as provided for in this Agreement.

4.4 Capitalization. The authorized capital stock of Target consists of 60,000,000 shares of Target Common Stock and 25,000,000 shares of Target Preferred Stock, of which 11,250,000 shares are designated Series A Preferred Stock, 6,000,000 shares are designated Series B Preferred Stock and 2,000,000 shares are designated Series C Preferred Stock. On the date hereof, there are issued and outstanding 16,912,317 shares of Target Common Stock, 11,212,800 shares of Series A Preferred Stock, 5,922,398 shares of Series B Preferred Stock, 1,285,001 shares of Series C Preferred Stock, 3,958,750 Target Options, and 709,331 Target Warrants. All of the issued and outstanding shares of Target Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights or was issued in compliance therewith. Target is the sole member of, and the beneficial and record owner of all issued and outstanding membership interests in, SpineMedica.

4.5 Financial Statements. The Target Financial Statements have been delivered to Alynx. The Target Financial Statements have been prepared from, are in accordance with and accurately reflect the books and records of the respective Target Parties and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto and provided that the unaudited Target Financial Statements do not reflect year-end closing adjustments and procedures and do not contain explanatory notes) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows as of the times and for the periods covered therein. The Target Financial Statements do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Target Financial Statements make full and adequate disclosure of, and provision for, all material obligations and liabilities of the respective Target Parties as of the date thereof. There are no significant deficiencies or material weaknesses in the design or operation of any Target Party’s internal controls which would adversely affect such Target Party’s ability to record, process, summarize and report financial data.

4.6 No Adverse Effect. Since the date of the Target Financial Statements, neither Target Party has suffered any Target Material Adverse Effect.

4.7 Liabilities. Except to the extent reflected in the Target Financial Statements, neither Target Party has any material debts, liabilities or obligations of any nature other than debts, liabilities or obligations incurred subsequent to the date of the Target Financial Statements in the ordinary course of business.

4.8 Contracts. SCHEDULE 4.8 lists all the Target Material Contracts. Target has made available to Alynx true and complete copies of each Target Material Contract and a written description of each oral arrangement constituting a Target Material Contract.

4.9 Tax Matters.

(a) “Taxes”, as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. “Tax Return”, as used in this Agreement, means a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities.

(b) No Target Party has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Target is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) Each of the Target Parties has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been timely paid.

(d) The unpaid Taxes of the Target Parties: (i) did not, as of the dates of their respective most recent financial statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements; and (ii) shall not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Target Parties in filing its Tax Returns.

(e) (i) No deficiencies for Taxes with respect to any Target Party have been claimed, proposed or assessed by a Tax authority or other Governmental Authority; (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of any Target Party is being conducted by any Tax authority or Governmental Authority, and no Target Party has received notification in writing that any such audit or other proceeding is pending; and (iii) neither Target Party nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) There are no Tax Liens upon any property or assets of any Target Party except: (i) Liens for current Taxes not yet due and payable; and (ii) Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(g) Each Target Party has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(h) No Target Party is currently the beneficiary of any extension of time within which to file any material Tax Return.

(i) No claim has ever been made with respect to a Target Party by an authority in a jurisdiction where that Target Party does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) No Target Party has liability for the Taxes of any Person (other than members of the affiliated group of which Target is the common parent): (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) by contract; or (iv) otherwise.

(k) No Target Party has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(l) No Target Party has not been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m) No Target Party is a party to any Contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Section 280G of the Code.

(n) No Target Party is a party to, bound by and does not have any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

(o) No Target Party (nor their respective Affiliates) has received any Tax Rulings (as defined below) or entered into any Closing Agreements (as defined below) with any Tax authority that would have a continuing material adverse effect after the Effective Time. “Tax Ruling”, as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. “Closing Agreement”, as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

4.10 Reorganization Treatment.

(a) Assets. At the Effective Time, Target will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Surviving Corporation to holders of Target Dissenting Shares and, pursuant to Section 2.1(g), holders of Target Stock and amounts used by Target or the Surviving Corporation to pay Merger expenses, in each case, will be treated as constituting assets of Target immediately prior to the Effective Time.

(b) Business. Each Target Party currently conducts a business. Such business is such Target Party’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of such Target Party have been sold, transferred, or otherwise disposed of that would prevent Alynx from continuing the “historic business” of each Target Party or from using a “significant portion” of each Target Party’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(c) Investment Company. No Target Party is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(d) Redemptions and Distributions. Neither Target nor any person related to Target within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of Target’s stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(e) Dividends. At the Effective Time, there will be no accrued but unpaid dividends on Target Stock.

(f) Control. In the Merger, stock of Target representing “control” of Target (within the meaning of Section 368(c) of the Code) will be exchanged solely for “voting stock” of Alynx (within the meaning of Sections 368(a)(1)(B) and (2)(E) of the Code).

4.11 Environmental. To the Knowledge of Target, each Target Party is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Act (“OSHA”)) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any Target Party and, to the Knowledge of Target, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or threatened in writing.

4.12 Litigation. There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Target, threatened against any Target Party or any of their respective officers or directors in their capacity as such, or any of their respective properties or businesses, and Target has no Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing. No Target Party is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. No Target Party has entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it which has involved any obligation for which any Target Party has any continuing obligation. There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of Target, threatened by or against any Target Party with respect to this Agreement or the Articles of Merger, or in connection with the transactions contemplated hereby, and Target has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

4.13 Conflict of Interest. Except as a holder of Target securities, to the Knowledge of Target, no Person affiliated with any Target Party has or will have any claims or rights with respect to any direct or indirect interest in any tangible or intangible property used in the business or operations of any Target Party.

4.14 Compliance with Laws. No Target Party is subject to or in default of any order of any court, Governmental Authority or other agency or arbitration board or tribunal to which it is or was subject within the past two years. No Target Party is in violation of any Laws (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters) to which it is or was subject within the past two years, except in each case as would not individually or in the aggregate have a Target Material Adverse Effect. The businesses of the Target Parties are currently being conducted, and at the Closing Date will be conducted, in material compliance with Applicable Law, except to the extent failure, individually or in the aggregate, would not have a Target Material Adverse Effect.

4.15 Broker Fees. Except as disclosed on SCHEDULE 4.15, no Target Party has used any broker or finder in connection with the transactions contemplated by this Agreement and, to the Knowledge of Target, Alynx has not and will not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder’s fee or other commission payable as a result of any actions taken by the Target Parties with respect to any broker or finder in connection with the Merger contemplated by this Agreement.

4.16 Board Approval. The Board of Directors of Target, at a meeting duly called and held prior to execution of this Agreement, duly adopted resolutions, unanimously approved by those directors present at such meeting: (a) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby (such approvals having been made in accordance with the Florida Act); (b) determining that the terms of the Merger are fair to and in the best interests of Target and its shareholders; (c) recommending that the shareholders of Target approve and adopt this Agreement and the Merger; and (d) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

4.17 Target Party Disclosure Documents. The Target Party Disclosure Documents have been delivered to Alynx. To the Knowledge of Target, as of their respective dates, the Target Party Disclosure Documents did not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As used herein, “Target Party Disclosure Documents” means: (a) the SpineMedica Proxy Statement dated July 13, 2007 relating to the merger of SpineMedica Corp. with and into SpineMedica, which resulted in the acquisition of SpineMedica Corp. by Target pursuant to a forward triangular merger; and (b) the Target Private Placement Memorandum dated February 19, 2007 for an offering by Target of up to 8,000,000 shares of its Series A Preferred Stock.

4.18 Full Disclosure. No representation or warranty by Target contained in this Agreement as qualified by the Disclosure Schedules contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

4.19 Title to Properties. To the Knowledge of Target, Target: (a) has good and marketable title to, and is the lawful owner of, all of the tangible and intangible assets, properties (including real property) and rights reflected as being owned in the Target Financial Statements; and (b) at the Effective Time, will have good and marketable title to, and will be the lawful owner of, all of such tangible and intangible assets, properties and rights, in any case free and clear of any Liens, except for (i) any Lien for current taxes not yet due and payable and (ii) Liens that have arisen in the ordinary course of business, consistent with past practice, which do not, individually or in the aggregate, materially detract from the value of the assets subject to such Lien, or materially impair the operations of Target.

ARTICLE V.

REPRESENTATIONS OF ALYNX AND MERGER SUB

Alynx represents and warrants to each of the Target Parties that all of the statements contained in this ARTICLE V are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except in each case: (a) as set forth in the Disclosure Schedules attached to this Agreement; or (b) as otherwise provided in this Agreement. For purposes of the representations and warranties of Alynx contained in this ARTICLE V, disclosure in any section of the Disclosure Schedules of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Alynx calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedules that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedules by Alynx shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

5.1 Due Incorporation; Foreign Qualification. Alynx is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being owned, leased, operated and conducted. To the Knowledge of Alynx, Alynx is qualified or licensed to do business, and is in good standing, as a foreign corporation in each jurisdiction where the nature of its properties owned, leased or operated by it, and the business transacted by it, requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have an Alynx Material Adverse Effect. True, correct and complete copies of the Certificate of Incorporation and Bylaws of Alynx, each as amended or restated as of the date hereof, have been, or prior to the Closing Date shall have been, delivered to Target. All minutes of meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) of Alynx, and all minutes of meetings (or written consents in lieu of meetings) of the shareholders of Alynx, in each case having occurred since January 1, 2006, have been, or prior to the Closing Date will have been, delivered to Target. Except with respect to the ownership by Alynx of all of the issued and outstanding capital stock of Merger Sub, Alynx (a) has no wholly or partially owned subsidiaries and (b) owns no economic, voting or management interest in any other Person.

5.2 Due Authorization. Each of Alynx and Merger Sub has full power and authority to enter into, as applicable, this Agreement and the Articles of Merger, and each has full power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Alynx and Merger Sub of this Agreement have been duly and validly approved and authorized by each of their Boards of Directors and by the sole shareholder of the Merger Sub; and no other actions or proceedings on the part of either Alynx or Merger Sub are necessary to authorize this Agreement, the Articles of Merger or the transactions contemplated hereby and thereby. Alynx and Merger Sub each has duly and validly executed and delivered this Agreement, and Merger Sub will duly and validly execute and deliver the Articles of Merger on the Effective Date. This Agreement constitutes the legal, valid and binding obligation of each of Alynx and Merger Sub, enforceable in accordance with its terms as to each of Alynx and Merger Sub, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 Non-Contravention.

(a) Except for the filing of the Articles of Merger with the appropriate authorities pursuant to the Florida Act and filings required by applicable federal and state securities laws, no permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority, or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by Alynx or Merger Sub of this Agreement or the Articles of Merger, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation of the respective businesses currently conducted by Alynx or Merger Sub following the Effective Time. There are no Contracts to which Alynx or Alynx Sub is a party that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time.

(b) Except as would not result in a Alynx Material Adverse Effect, the execution, delivery and performance by each of Alynx and Merger Sub of this Agreement and the Articles of Merger do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any Contract; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of Alynx under any Contract to which Alynx is a party or by which Alynx or any of its assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of Alynx or indebtedness secured by Alynx’s assets or properties;

(v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Alynx; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of Alynx except as provided for in this Agreement.

(c) Neither Alynx nor Merger Sub (i) has any operating business whatsoever or (ii) is required to have any Permits. Merger Sub was created for the sole purpose of effectuating this Merger, and neither Alynx nor Merger Sub has any assets or liabilities of any kind or character whatsoever.

5.4 Capitalization.

(a) The authorized capital stock of Alynx consists of an aggregate of 105,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, par value $.001 per share; and (ii) 5,000,000 shares of Preferred Stock, par value $.001 per share, all of which have been designated as Series A Preferred Stock. On the date hereof there are issued and outstanding an aggregate of: (x) 22,863,680 shares of Common Stock; and (y) no shares of Preferred Stock. 20,000,000 shares of Common Stock will be redeemed in connection with the Merger. All such issued and outstanding shares of capital stock are validly issued, fully paid and non-assessable, and issuance thereof was not subject to preemptive rights or made in compliance therewith. Upon the issuance of shares of Alynx Stock to Participating Shareholders as contemplated herein, such shares, when issued, will be validly issued, fully paid and non-assessable, and will not be subject to preemptive rights.

(b) Other than the Convertible Promissory Notes in the aggregate principal amount of $10,000 which will be paid in full at Closing, there are no (i) subscriptions, options, warrants, call rights, convertible securities or other agreements or commitments of any character obligating Alynx to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of Alynx or any of its subsidiaries; or (ii) outstanding contractual obligations of Alynx which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of Alynx or any of its subsidiaries.

5.5 Financial Statements. The Alynx Financial Statements have been prepared from, are in accordance with and accurately reflect the books and records of Alynx, and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto and provided that the unaudited Alynx Financial Statements do not reflect year-end closing adjustments and procedures and do not contain explanatory notes), and fairly present the consolidated financial position and the consolidated results of operations and cash flows of Alynx as of the times and for the periods referred to therein. The Alynx Financial Statements do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Alynx Financial Statements make full and adequate disclosure of, and provision for, all obligations and liabilities of Alynx as of the times and for the periods referred to therein; provided that no provision for any adjustments have been made in the financial statements that might result from the failure of Alynx as a “going concern.” The Alynx Financial Statements, when filed with the SEC, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

5.6 No Adverse Effect. Except as reflected in the Alynx Financial Statements, since December 31, 2007, Alynx has not suffered any Alynx Material Adverse Effect.

5.7 Title to Properties. To the Knowledge of Alynx, Alynx: (a) has good and marketable title to, and is the lawful owner of, all of the tangible and intangible assets, properties (including real property) and rights reflected as being owned in the Alynx Financial Statements; and (b) at the Effective Time, will have good and marketable title to, and will be the lawful owner of, all of such tangible and intangible assets, properties and rights, in any case free and clear of any Liens, except for (i) any Lien for current taxes not yet due and payable and (ii) Liens that have arisen in the ordinary course of business, consistent with past practice, which do not, individually or in the aggregate, materially detract from the value of the assets subject to such Lien, or materially impair the operations of Alynx.

5.8 Liabilities. Except as reflected in the Alynx Financial Statements, Alynx has no material debts, liabilities or obligations of any nature, other than the Convertible Promissory Notes, and fees and expenses incurred in connection with the transactions contemplated hereby.

5.9 Contracts. Except as set forth on SCHEDULE 5.9, Alynx is not a party to any Contracts.

5.10 Insurance. SCHEDULE 5.10 contains an accurate and complete list of all policies of fire, liability, workers’ compensation, product liability, directors and officers’, professional malpractice, title and other forms of insurance owned or held by Alynx. Except as would not result in a Alynx Material Adverse Effect, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been, or prior to the Closing Date, will be, paid and no notice of cancellation or termination has been received with respect to any such policy. Alynx has not been refused any insurance with respect to its assets or operations; and its coverages have not been limited by any insurance carrier to which it has applied for any such insurance, or with which it has carried insurance, in each case during the two years preceding the date hereof.

5.11 Employee Benefit Plans. Alynx has no employees or employee benefit plans.

5.12 Tax Matters.

(a) Neither Alynx nor any of Alynx’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Alynx is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) Alynx has duly and timely filed with the appropriate Tax authorities or other Governmental Authority all Tax Returns required to be filed. All such filed Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such filed Tax Returns have been timely paid.

(c) The unpaid Taxes of Alynx: (i) did not, as of the date of the most recent financial statements, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements; and (ii) will not materially exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Alynx in filing their Tax Returns.

(d) (i) No deficiencies for Taxes with respect to Alynx have been claimed, proposed or assessed by a Tax authority or other Governmental Authority; (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of Alynx is being conducted by any Tax authority or Governmental Authority, and Alynx has received no notification in writing that any such audit or other proceeding is pending; and (iii) Alynx has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) There are no Tax Liens upon any property or assets of Alynx except: (i) Liens for current Taxes not yet due and payable; and (ii) Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

(f) Alynx has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(g) Alynx is not currently the beneficiary of any extension of time within which to file any material Tax Return.

(h) No claim has been made by an authority in a jurisdiction where Alynx does not file Tax Returns that Alynx is or may be subject to taxation by that jurisdiction.

(i) Alynx has no liability for the Taxes of any Person (other than members of the affiliated group of which Alynx is the common parent): (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) by contract; or (iv) otherwise.

(j) Alynx has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(k) Alynx has not been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(l) Alynx is not a party to any Contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Section 280G of the Code.

(m) Alynx is not a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

(n) Neither Alynx nor any of its Affiliates has received any Tax Rulings or entered into any Closing Agreements with any Tax authority that would have a continuing material adverse effect after the Effective Time.

5.13 Reorganization Treatment.

(a) Intention Regarding Target. Alynx has no plan or intention: (i) to liquidate Target; (ii) to merge Target into another corporation; (iii) to sell or otherwise dispose of any shares of stock of Target pursuant to this Agreement, except for transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code); or (iv) to cause Target to sell or otherwise dispose of any of its assets, except for (w) dispositions made in the ordinary course of business, (x) transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code), (y) dispositions after which Target would continue to hold the amount of assets set forth in Section 4.15(a) following the Merger (assuming the correctness of the representation set forth in Section 4.15(a)), or (z) transfers to partnerships that satisfy the provisions of Treasury Regulation Section 1.368-1(d)(4)(iii)(B).

(b) Intention Regarding Alynx Stock. Neither Alynx nor any Person related to Alynx within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to repurchase, redeem or otherwise acquire any of the stock of Alynx issued to the Participating Shareholders pursuant to this Agreement following the Merger. Other than pursuant to this Agreement, neither Alynx nor any Person related to Alynx within the meaning of Treasury Regulation Sections I.368-1(e)(3), (e)(4) and (e)(5) has acquired any Target Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(c) Control. Prior to the Merger, Alynx will be in control of Merger Sub, and following the Merger, Alynx will be in control of Target, within the meaning of Section 368(c) of the Code. Alynx has no plan or intention to cause Target, after the Effective Time, to issue additional shares of stock that would result in Alynx losing control of Target within the meaning of Section 368(c) of the Code.

(d) Business. Following the Merger, Alynx intends to continue the historic business of each Target Party (or, alternatively, if such Target Party has more than one line of business, intends to continue at least one significant line of such Target Party’s historic business) or use a significant portion of such Target Party’s historic business assets in a business, in a manner consistent with Treasury Regulation Section 1.368-1(d).

(e) Investment Company. Alynx is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(f) Dividends. At the Effective Time, there will be no accrued but unpaid dividends on any stock of Alynx.

5.14 Environmental. To the Knowledge of Alynx, Alynx is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of OSHA) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Alynx and, to the Knowledge of Alynx, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or threatened in writing.

5.15 Litigation. There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Alynx, threatened against Alynx or any of its officers or directors, in their capacities as such, or any properties or businesses of Alynx or any of its officers or directors; and, to the Knowledge of Alynx, there are no facts or circumstances which may reasonably be likely to give rise to any of the foregoing. Alynx is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority; and Alynx has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing which has involved any obligation for which Alynx has any continuing obligation. There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Alynx, threatened by or against Alynx with respect to this Agreement or in connection with the transactions contemplated hereby, and Alynx has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

5.16 Conflict of Interest. Except as a holder of Alynx securities, to the Knowledge of Alynx, no Person affiliated with Alynx has or will have any claims or rights with respect to any direct or indirect interest in any tangible or intangible property used in the business or operations of Alynx.

5.17 Bank Accounts. Alynx has provided Target with an accurate and complete list of the names and locations of each bank or other financial institution at which Alynx has either an account (in which case account numbers have been provided) or safe deposit box, and the names of all Persons authorized to draw thereon or who have access thereto, respectively, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from Alynx and a summary statement thereof.

5.18 Compliance with Laws. Alynx is not subject to or in default under any order of any court, Governmental Authority or other agency or arbitration board or tribunal to which it is or was subject; and Alynx is not in violation of any Laws (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters), except for such violations as would not, individually or in the aggregate, have a Alynx Material Adverse Effect. The businesses of Alynx have been conducted in material compliance with all Applicable Laws, except to the extent failure, individually or in the aggregate, would not have a Alynx Material Adverse Effect.

5.19 Broker Fees. Except as set forth on SCHEDULE 5.19, Alynx has not used any broker or finder in connection with the transactions contemplated by this Agreement; and, as of the Effective Date, neither Alynx nor the Surviving Corporation has incurred or will have incurred any liability or otherwise has suffered or will suffer any loss as a result of or in connection with any brokerage or finder’s or other commissions payable as a result of any actions taken by Alynx in connection with the Merger contemplated by this Agreement.

5.20 Board Approval. The Boards of Directors or appropriate committees thereof of each of Alynx and Merger Sub, at meetings duly called and held or pursuant to written consents fully executed prior to execution of this Agreement, duly and unanimously adopted resolutions: (a) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby (such approvals having been made in accordance with the Florida Act as it relates to Merger Sub and applicable laws of the State of Nevada as they relate to Alynx); (b) determining that the terms of the Merger are fair to and in the best interests of Alynx and its shareholders; and (c) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

5.21 SEC Filings. The Alynx SEC Filings have been delivered or otherwise available to Target. As of their respective filing dates, the Alynx SEC Filings complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, to the Knowledge of Alynx did not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the time such documents were filed and were timely filed with the SEC. There is no other document or report required to be filed by Alynx with the SEC that has not been filed and, with the exception of the execution of this Agreement and consummation of the Merger and the other transactions contemplated hereby, no event or transaction has occurred or is presently contemplated which is required to be disclosed by the Company in any filing with the SEC. Alynx shall cause to be filed all periodic and current reports required to be filed with the SEC for all periods after execution of this Agreement through the Closing Date. Alynx is and at all times during at least the past five years has been, a “small business issuer”, as such term is defined under the rules and regulations promulgated under the Securities Act.

5.22 Takeover Restrictions. No Takeover Statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by Alynx and Merger Sub and their Boards of Directors and the sole shareholder of the Merger Sub, if required, to permit the consummation of the Merger in accordance with the terms hereof, nor does Alynx or Merger Sub have any shareholder rights or similar “poison pill” plans.

5.23 Officer, Director and Promoter’s Information. During the past five (5) years, neither Alynx nor any of its respective officers, directors or promoters has been the subject of:

(a) a bankruptcy petition filed by or against any business of which Alynx or such other person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) a conviction in a criminal proceeding or a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring,

suspending or otherwise limiting Alynx or any such other person from involvement in any type of business, securities or banking activities; or

(d) a finding by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

5.24 Full Disclosure. No representation or warranty by Alynx contained in this Agreement, as qualified by the Disclosure Schedules, contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE VI.

COVENANTS

6.1 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action required of it to consummate and make effective the transactions contemplated by this Agreement.

6.2 Access to Information and Facilities; Confidentiality.

(a) From and after the date of this Agreement, Target shall allow Alynx and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of the Target Parties and shall make the officers and employees of the Target Parties available to Alynx and its representatives as Alynx or its representatives shall from time to time reasonably request. Alynx and its representatives shall be furnished with any and all information concerning the Target Parties, which Alynx or its representatives reasonably request and can be obtained by Target without unreasonable effort or expense.

(b) From and after the date of this Agreement, Alynx shall allow Target and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of Alynx and its subsidiaries and shall make the officers and employees of Alynx available to Target and its representatives as Target or its representatives shall from time to time reasonably request. Target and its representatives shall be furnished with any and all information concerning Alynx and its subsidiaries, which Target or its representatives reasonably request and can be obtained by Alynx without unreasonable effort or expense.

(c) With respect to the information disclosed pursuant to this Section 6.2, the parties shall comply with, and shall cause their respective officers, directors, employees and agents to comply with, all of their respective obligations under the Mutual Confidentiality Agreement dated January 10, 2008, executed by representatives of Alynx and Target.

6.3 Preservation of Business. Subject to the terms of this Agreement, from the date of this Agreement until the Closing Date, each of Target and Alynx (which for the purposes of this covenant includes their respective subsidiaries and affiliates), as the case may be, shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to: (a) preserve intact the present business organization of Target and Alynx, as the case may be; (b) preserve the good and advantageous relationships of Target and Alynx, as the case may be, with employees and other Persons material to the operation of their respective businesses; and (c) not permit any action or omission within its control which would cause any of the representations or warranties of Target and Alynx, as the case may be, contained herein to become inaccurate in any material respect or any of the covenants of Target and Alynx, as the case may be, to be breached in any material respect. Without limiting the generality of the foregoing, prior to the Closing, Alynx shall not:

(a) except in connection with consulting and professional expenses and fees related to the Merger, incur any new obligation or enter into any Contract;

(b) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, except in the ordinary course of business;

(c) waive, release or cancel any claims against third parties or debts owing to it;

(d) make any material changes in its accounting systems, policies, principles or practices;

(e) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amend any of the terms of any such securities;

(f) split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(g) make any borrowings, incur any debt (other than professional and other fees and expenses incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby), or assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person;

(h) make any new loans or advances to any other Person or make any capital contributions to or new investments in any other person;

(i) except as contemplated by this Agreement, enter into, adopt, or amend any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing other than actions taken in the ordinary course of business consistent with prior business practices;

(j) lease, pledge or encumber any assets or authorize or make any capital expenditures; or

(k) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes.

6.4 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of: (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; or (b) the failure of Target or Alynx, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.5 Blue Sky Compliance. Alynx and Target shall use commercially reasonable efforts to avail Alynx of any exemptions or to qualify the shares of Alynx Stock to be issued pursuant to the Merger under the securities or “blue sky” laws of every jurisdiction of the United States in which a Target shareholder has an address on the records of Target, on the record date for determining Target shareholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for Alynx or Target has determined that such qualification is not required under the securities or “blue sky” laws of such jurisdiction.

6.6 Post-Merger Board Composition and Officers. The Board of Directors of Alynx, after the Effective Time, shall consist of those persons who are Members of the Board of Directors of Target on the date hereof. In order to effect the appointment of such directors, Alynx’s sole director shall expand the Board to seven members and appoint Members of the Target’s Board to Alynx’s Board of Directors, immediately prior to his resignation. The officers of Alynx immediately prior to the Effective Time shall resign effective at the Effective Time. The officers of Alynx, after the Effective Time, shall be elected by Alynx’s Board of Directors, after the Effective Time.

6.7 Issuance of Shares as Finder’s Fee. Subject to Section 2.1(a), at the Effective Time, Alynx shall cause to be issued to D.H. Blair & Co. 636,376 shares of Alynx Common Stock as payment in full for services rendered in connection with the transaction contemplated hereby, provided that such parties shall each execute and deliver a general release in favor of Alynx in connection therewith.

6.8 Consents and Approvals.

(a) Target shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. Target shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Target pursuant to Applicable Law or Target Material Contract in connection with this Agreement and the transactions contemplated hereby.

(b) Alynx shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. Alynx shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Alynx pursuant to Applicable Law or otherwise in connection with this Agreement and the transactions contemplated hereby.

6.9 Maintenance of Insurance. Through the Effective Date, Target and Alynx shall continue to carry their respective existing insurance, and shall not allow any material breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

6.10 No Other Negotiations. Until the earlier of the Closing or the termination of this Agreement, except as expressly permitted pursuant to Section 6.3, neither Alynx nor Target or their respective affiliates, subsidiaries, agents or representatives shall (i) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (ii) continue, propose or enter into any negotiations or discussions looking toward, or (iii) enter into any agreement or understanding providing for, any acquisition of any capital stock of the respective corporation or any part of the assets or the businesses of the respective corporation. In addition, neither Alynx nor Target and their respective affiliates, subsidiaries, agents or representatives shall provide any information to any Person (other than as contemplated by this Agreement) for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition of capital stock, assets or business. Each of Alynx on the one hand and Target on the other hand shall notify the other immediately of any such inquiries or proposals or requests for information.

6.11 Shareholder Meeting. As soon as practicable following the date of this Agreement, Target shall call and hold a special meeting of holders of Target Common Stock for the purpose of obtaining the approval of the Merger, this Agreement, and the transactions contemplated hereby.

6.12 Schedules. Target, on the one hand, and Alynx, on the other hand, have made a good faith effort to provide information for which they are responsible on the Disclosure Schedules and appropriate to the representation and warranty of the related Schedule.

6.13 Supplemental Information. From time to time prior to the Closing, Target, on the one hand, and Alynx, on the other hand, shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties hereto or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE IV and ARTICLE V, respectively, hereof.

6.14 Tax-Free Reorganization Treatment.

(a) Target and Alynx shall use their commercially reasonable efforts, and cause their respective subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Target nor Alynx shall, nor shall they permit any of their respective subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Target and Alynx shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.15 Compliance with Rule 14f-1. Target shall prepare and, subject to Alynx’s approval of the form and substance thereof (which approval shall not be unreasonably withheld or delayed), Alynx shall file with the SEC the information required by Rule 14f-1 promulgated under the Exchange Act, in connection with the proposed change in the majority of directors serving on the Board of Directors of Alynx after the Merger, and shall mail such information as required, to each of Alynx’s shareholders at least ten (10) days prior to the Closing Date.

6.16 Registration Rights Agreement. Target, Alynx, and the parties listed on SCHEDULE 6.16 will enter into a registration rights agreement, the form of which is attached hereto as EXHIBIT 6.16.

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF ALYNX

The obligations of Alynx under this Agreement are subject to the satisfaction (or waiver by Alynx) of the following conditions precedent on or before the Closing Date:

7.1 Representations and Warranties. Without supplementation after the date of this Agreement, the representations and warranties of Target contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

7.2 Compliance with Agreements and Covenants. Target shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3 Consents and Approvals. Target shall have received written evidence satisfactory to Alynx that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

7.4 Documents. Alynx shall have received all of the agreements, documents and items specified in Section 9.1 below.

7.5 No Material Adverse Change. At the Closing Date, there shall have been no material adverse change in the assets, liabilities, prospects, financial condition or business of Target (together with its subsidiaries and affiliates) since December 31, 2007. Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a Target Material Adverse Effect.

7.6 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to have a Target Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

7.7 Target Dissenting Shareholders. The good faith estimate determined jointly by Alynx and Target that the aggregate amount to be paid as the fair value of the shares held by Target Dissenting Shareholders at the Effective Time shall not exceed $150,000 (the “Dissenter Payment Threshold”).

7.8 Approval of Merger. The holders of Target Stock shall have approved this Agreement and the Merger contemplated hereby in accordance with its Articles of Incorporation and Bylaws and the Florida Act.

7.9 No Registration. Alynx and Merger Sub shall be satisfied that the issuance of the Alynx Stock and the assumption of the Target Warrants and Target Options in connection with the Merger shall be exempt from registration under Regulation D of the Securities Act and Section 4(2) of the Securities Act and all applicable state securities laws.

7.10 Form 8-K. A final draft of a Current Report on Form 8-K (the “Super 8-K”), which discloses the consummation of the Merger, and which also includes all information required to be reported with respect to a “reverse merger” transaction with a public “shell company” including, without limitation, the information required pursuant to Item 2.01(f) – Completion of Acquisition or Disposition of Assets and Item 5.06 – Change in Shell Company Status – shall have been prepared by Target and approved by Alynx, Target and their respective legal advisors, to be filed with the SEC within four (4) business days after the Closing.

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET

The obligations of Target under this Agreement are subject to the satisfaction (or waiver by Target) of the following conditions precedent on or before the Closing Date:

8.1 Representations and Warranties. Without supplementation after the date of this Agreement, the representations and warranties of Alynx contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

8.2 Compliance with Agreements and Covenants. Alynx shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3 Shareholder Approval and Other Consents and Approvals. The holders of Target Stock shall have approved this Agreement and the Merger contemplated hereby in accordance with its Articles of Incorporation and Bylaws and the Florida Act. Alynx shall have received written evidence satisfactory to Target that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

8.4 Documents. Target shall have received all of the agreements, documents and items specified in Section 9.2 hereof.

8.5 No Material Adverse Change. At the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition or business of Alynx since December 31, 2007. Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a Alynx Material Adverse Effect.

8.6 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to have an Alynx Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

8.7 Target Dissenting Shareholders. The good faith estimate determined jointly by Alynx and Target that the aggregate amount to be paid as the fair value of the shares held by Target Dissenting Shareholders at the Effective Time shall not exceed the Dissenter Payment Threshold.

8.8 No Registration. Target shall be satisfied that the issuance of the Alynx Common Stock and the assumption of the Target Warrants and Target Options in connection with the Merger shall be exempt from registration under Regulation D of the Securities Act and Section 4(2) of the Securities Act and all applicable state securities laws.

8.9 Alynx Indebtedness. On the Closing Date and simultaneously with the Effective Time, all of Alynx’s debts, payables and liabilities shall be paid in full.

8.10 Filing of SEC Reports. On the Closing Date, Alynx shall be current with respect to the filing of all reports that are required to be filed with the SEC.

8.11 No Shareholder Vote of Alynx Required. The Merger, the issuance of the Alynx Stock and the other transactions contemplated under this Agreement relating thereto, will not require the approval of Alynx’s shareholders.

8.12 Form 8-K. A final draft of the Super 8-K shall have been prepared by Target and approved by Alynx, Target and their respective legal advisors, to be filed with the SEC within four (4) business days after the Closing.

8.13 Certificate of Designation. Alynx shall have filed the Certificate of Designation attached hereto as EXHIBIT 2.1(a), and such certificate shall not have been amended or restated without the prior written consent of Target.

ARTICLE IX.

DELIVERIES AT CLOSING

9.1 Target Closing Deliveries. At the Closing, in addition to any other documents or agreements required under this Agreement, Target shall deliver to Alynx the following:

(a) A certificate, dated the Closing Date, of an officer of Target, certifying as to the compliance by it with Sections 7.1 and 7.2 hereof; and a certificate of the estimated amount payable to Target Dissenting Shareholders at the Effective Time;

(b) A certificate of the secretary or equivalent (the “Secretary”) of Target certifying the resolutions of the Board of Directors and holders of Target Common Stock approving and authorizing the execution, delivery and performance of this Agreement the consummation of the transactions contemplated hereby and thereby, including the Merger (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Target);

(c) The Articles of Incorporation of Target, certified by the Department of State of Florida, and the Bylaws of Target, certified by the Secretary of Target;

(d) A Certificate of Good Standing for each Target Party from the State of Florida dated no later than ten days before the Closing Date;

(e) The executed Articles of Merger; and

(f) All other instruments and documents that Alynx or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by Target on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

9.2 Alynx Closing Deliveries. At the Closing, in addition to any other documents or agreements required under this Agreement, Alynx shall deliver to Target the following:

(a) A certificate, dated the Closing Date, of an officer of Alynx, certifying as to compliance by Alynx with Sections 8.1 and 8.2 hereof;

(b) A certificate of the Secretary of Alynx certifying resolutions of the Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Alynx);

(c) A certificate of the Secretary of the Merger Sub certifying resolutions of the Board of Directors and the sole shareholder of the Merger Sub approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger;

(d) The Certificate or Articles of Incorporation of each of Alynx and Merger Sub, certified by the Secretary of State of Nevada or Florida, as applicable, and the Bylaws of each of Alynx and Merger Sub, certified by the respective Secretary;

(e) Certificates of Good Standing for Alynx from the State of Nevada and the Merger Sub from the State of Florida, each dated no later than ten days before the Closing Date;

(f) The executed Articles of Merger;

(g) An opinion of counsel to Alynx in form reasonably acceptable to Target; and

(h) A stock power duly executed by Ken Edwards directing Alynx to cancel and return to authorized but unissued status 20,000,000 shares of Alynx Common Stock held by him immediately following the Closing, together with the share certificate(s) representing such shares.

(i) All other instruments and documents that Target or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by Alynx on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

ARTICLE X.

TERMINATION

10.1 Merger Agreement Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, only as follows:

(a) by mutual written agreement of Alynx and Target;

(b) by Alynx (if Alynx is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by Target with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty days; (ii) Target makes an amendment or supplement to any Schedule hereto and such amendment or supplement reflects a Target Material Adverse Effect after the date of this Agreement; (iii) a Target Material Adverse Change shall have occurred after the date of this Agreement; (iv) Target enters into any agreement to effect any transaction described in Section 6.10(b) of this Agreement; (v) the Board of Directors of Target withdraws its recommendation of the Merger, if given, or recommends to holders of Target Stock the approval of any transaction other than the Merger; (vi) the holders of Target Stock fail to approve this Agreement as provided in this Agreement; or (vii) the amount payable to Target Dissenting Shareholders exceeds the Dissenter Payment Threshold;

(c) by Target (if Target is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by Alynx with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty days; (ii) Alynx makes an amendment or supplement to any Schedule hereto and such amendment or supplement reflects a Alynx Material Adverse Effect after the date of this Agreement; (iii) a Alynx Material Adverse Change shall have occurred after the date of this Agreement; (iv) Alynx enters into any agreement to effect any transaction described in Section 6.10(b) of this Agreement; (v) the Board of Directors of Alynx withdraws its recommendation of the Merger, if given, or recommends to holders of Alynx Stock the approval of any transaction other than the Merger; (vi) holders of Target Stock fail to approve this Agreement as provided in this Agreement; or (vii) the amount payable to Target Dissenting Shareholders exceeds the Dissenter Payment Threshold;

(d) by Alynx, on the one hand, and by Target, on the other hand, if the Effective Time has not occurred for any reason by [February 12, 2008], unless each of the parties to this Agreement agree to an extension in writing, provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party that is in breach of any representation, warranty or covenant in this Agreement, which breach would entitle any other party to terminate this Agreement pursuant to Section 10.1(b) or (c) above, as applicable; and

(e) by Alynx, on the one hand, and by Target, on the other hand, if prior to the Effective Time a third party successfully brings an action resulting in a permanent injunction preventing the consummation of the Merger pursuant to this Agreement.

10.2 Effect of Termination. In the event of termination of this Agreement authorized pursuant to Section 10.1 hereof, written notice thereof shall be given to the other parties and all obligations of the parties shall terminate and, except as otherwise provided in this Section, no party shall have any right against any other party hereto for any loss, damage, expense (including out-of-pocket expenses) or liability, including, without limitation, reasonable attorneys’ fees and disbursements arising out of the preparation and execution of this Agreement, fulfilling in whole in part its obligations under this Agreement or otherwise incurred by a party in any action or proceeding between such party and the other party hereto or between such party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement. Notwithstanding the foregoing: (a) if this Agreement is terminated (i) by Target pursuant to Section 10.1(c)(vi) or (ii) by Alynx pursuant to Sections 10.1(b)(i) or (vi), then Target shall forthwith reimburse Alynx, upon receipt of invoices therefor, for all reasonable out-of-pocket costs incurred by it in connection with this Agreement and the transactions contemplated hereby, which costs shall include, without limitation, reasonable attorneys’ fees; and (b) if this Agreement is terminated by Target pursuant to Section 10.1(c)(i), then Alynx shall forthwith reimburse Target, upon receipt of invoices therefor, for all of its out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, which amount shall include, without limitation, reasonable attorneys’ fees.

ARTICLE XI.

MISCELLANEOUS

11.1 Certain Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Alynx Financial Statements” shall mean the audited consolidated financial statements and notes thereto included in the annual report of Alynx as filed with the SEC on Form 10-KSB for the year ended December 31, 2007.

“Alynx Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of Alynx and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a)(i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting the United States economy or financial markets in general; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by Alynx or Merger Sub approved or consented to in writing by Target.

“Alynx SEC Filings” shall mean all documents, statements, proxy materials, information statements, and periodic reports filed by Alynx with the SEC during the past two years, including, without limitation, all reports on Form 10-KSB, Form 10-QSB, Form 8-K and otherwise.

“Applicable Law” shall mean all Laws, to the extent applicable to any Person.

“Contract” shall mean any contract, lease, commitment or understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument or license, whether written or verbal, which is intended or purports to be a binding and enforceable agreement.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Authority” shall mean: (a) the government of the United States: (b) the government of any foreign country; (c) the government of any state or political subdivision of the government of the United States or the government of any foreign country; or (d) any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Knowledge” shall mean, as it relates to Alynx, the actual knowledge of Ken Edwards, in each case upon reasonable inquiry; and as it relates to Target, the actual knowledge of each of Steve Gorlin, John C. Thomas, Jr., Matthew J. Miller and Thomas W. D’Alonzo, in each case upon reasonable inquiry.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance upon any of the assets or properties of any Person.

“Permit” shall mean a permit, license, registration, certificate of occupancy, approval or other authorization issued by any Governmental Authority.

“Person” shall mean any corporation, proprietorship, firm, partnership, limited partnership, trust, association, individual or other entity.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” shall mean the approval of the Merger, this Agreement, and the transactions contemplated hereby by the shareholders of the Target in accordance with the Articles of Incorporation and Bylaws of Target and the Florida Act.

“SpineMedica” shall mean SpineMedica, LLC, a Florida limited liability company and wholly-owned subsidiary of Target.

“Takeover Statute” shall mean any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute of any Governmental Authority.

“Target Financial Statements” shall mean: (a) the audited financial statements and notes thereto of Target as of and for the year ended March 31, 2007, and the unaudited balance sheet and statement of operations of Target as of and for the six month period ended September 30, 2007 and notes thereto; and (b) the audited financial statements and notes thereto of SpineMedica as of and for the year ended March 31, 2007, and the unaudited balance sheet and statement of operations of SpineMedica as of and for the six month period ended September 30, 2007 and notes thereto.

“Target Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of Target and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a) (i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting (A) the soft tissue repair and spinal disk industries as a whole; (B) the United States economy or financial markets in general;

or (C) any foreign economy or financial markets in any location where Target has material operations or sales; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by Target approved or consented to in writing by Alynx.

“Target Material Contract” shall mean any Contract that is (a) material to the business or operations of any Target Party or (b) under which any Target Party remains obligated to pay, or may receive, over a twelve-month period or over the balance of the current term of the Contract, exclusive or without extensions thereof, cash or property having a value of $100,000 or more.

“Target Parties” shall mean Target and its wholly-owned subsidiary, SpineMedica, LLC.

11.2 Other Definitions. In addition to the terms set forth in Section 11.1 and elsewhere in this Agreement, each of the following terms is defined in the section set forth opposite such term:

Defined Term

Agreement	Preamble
Articles of Merger	§1.2
Closing	§3.1
Closing Date	§3.1
Code	Recitals
Common Conversion Rate	§2.1(a)
Controlled Group	§4.12
Convertible Promissory Notes	§2.1(h)
Disclosure Schedules	Article IV
Dissenter Payment Threshold	§7.7
Effective Date	§1.2
Effective Time	§1.2
ERISA	§4.12
Florida Act	Recitals
Alynx	Preamble
Alynx Common Stock	§2.1(a)
Alynx Confidential Information	§11.7
Alynx Stock	§2.1(a)
Material Target Permits	§4.3(c)
Merger	Recitals
Merger Sub	Preamble
OSHA	§4.16
Participating Shareholder	§2.4(a)
Preferred Conversion Rate	§2.1(a)
Proposed Stock Split	§2.1(f)
Secretary	§9.1(b)

Super 8-K	§7.10
Surviving Corporation	§1.1
Target	Preamble
Target Common Stock	§2.1(a)
Target Dissenting Shares	§2.3
Target Dissenting Shareholders	§2.3
Target Non-Accredited Shareholder	§2.1(g)
Target Options	§2.1(c)
Target Preferred Stock	§2.1(a)
Target Stock	§2.1(a)
Target Stock Option Plans	§2.1(c)
Target Warrants	§2.1(b)
Tax Return	§4.14(a)
Tax Ruling	§4.14(o)
Taxes	§4.14(a)

11.3 Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby.

11.4 Amendment. This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

11.5 Non-Survival of Representation and Warranty Breach. No breach of any of the representations and warranties in this Agreement by any party hereto, or of any representation or warranty contained in any instrument delivered pursuant to this Agreement by any party hereto, shall survive the Effective Time. This Section 11.15 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

11.6 Press Release; Public Announcements. Reasonably promptly after execution of this Agreement and the filing by Alynx of a Current Report on Form 8-K disclosing this Agreement, Target and Alynx may issue press releases in the form reasonably acceptable to the parties to this Agreement. The parties shall not make any other public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and written approval by the other party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any party may make any disclosure which its counsel advises is required by applicable law or regulation, in which case the other party shall be given such reasonable advance notice as is practicable in the circumstances and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

11.7 Notices. All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) sent by a reputable, established international courier service (effective one business day after being delivered to such courier service), or (c) mailed by certified mail, return receipt requested, postage prepaid (effective three business days after being deposited in the U.S mail), addressed as follows (or to such other address as the recipient may have furnished for such purpose pursuant to this Section):

If to Target:

MiMedx, Inc.

1234 Airport Road

Suite 105

Destin, Florida 32541

with a copy (which shall not constitute notice) to:

G. Donald Johnson, Esq.

Womble Carlyle Sandridge & Rice, PLLC

1201 West Peachtree Street, Suite 3500

Atlanta, Georgia 30309

and:

If to Alynx or Merger Sub:

Alynx, Co.

706 Rildah Circle

Kaysville, Utah 84037

with a copy (which shall not constitute notice) to:

Ronald N. Vance, Esq.

Ronald N. Vance, P.C.

1656 Reunion Avenue

Suite 250

South Jordan, Utah 84095

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

11.8 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.9 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules and Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

11.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

11.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

11.12 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

11.13 Further Assurances. Upon the reasonable request of the parties hereto, the other parties hereto shall, on and after the Closing Date, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

11.14 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.15 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

11.16 Entire Understanding. This Agreement (including the Schedules and Exhibits attached hereto) together with the Mutual Confidentiality Agreement between Alynx and Target, dated January 10, 2008, sets forth the entire agreement and understanding of the parties hereto and supersede all prior agreements, arrangements and understandings between the parties.

11.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original. At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

MIMEDX, INC.

By:	/s/ John C. Thomas, Jr.

Name:	John C. Thomas, Jr.

Title:	CFO & Secretary

MMX ACQUISITION CORP.

By:	/s/ Ken Edwards

Name:	Ken Edwards

Title:	President

ALYNX, CO.

By:	/s/ Ken Edwards

Name:	Ken Edwards

Title:	President